Investor Contacts: Rusty Cloutier
  President & CEO  or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

Media Contact:      Alex Calicchia
 Chief Marketing Officer
 337.593.3008

MidSouth Bancorp Announces Agreement to Acquire
Beacon Federal Branch in Tyler, Texas

LAFAYETTE, LA., August 17,  2011 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE Amex: MSL), announced that its subsidiary, MidSouth Bank, N.A., has entered into an agreement with Beacon Federal (“Beacon”), a wholly owned federal savings bank of Beacon Federal Bancorp, Inc. (NASDAQ:  BFED), to acquire its branch located in Tyler, Texas.  As part of the branch acquisition, MidSouth expects to purchase approximately $26 million in loans and to assume over $77 million in deposits at an estimated 4% deposit premium.  The branch acquisition is subject to a number of conditions, including regulatory approvals and other customary closing conditions.  MidSouth expects to close the acquisition by December 31, 2011.  Additional information on the acquisition can be found on the Investor Relations tab of the Company’s website at www.midsouthbank.com.

C.R. “Rusty” Cloutier, MidSouth’s President and Chief Executive Officer, commented, “We are excited to acquire a branch in the Tyler market, a market that has a long history associated with the oilfield service industry, a key industry for MidSouth.  Building on a healthy consumer business developed by Beacon and MidSouth’s history of indirect lending in the Tyler market, coupled with our recent acquisitions in Dallas-Fort Worth, we continue to increase our franchise value as we grow our presence in the attractive Texas market.”

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $1.2 billion as of July 31, 2011.  Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank has 39 locations and over 50 ATMs.  More corporate information is available at www.midsouthbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, satisfaction of the closing conditions set forth in the agreements related to the proposed branch acquisition, including receipt of necessary regulatory approval; the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increased competition for deposits and loans which could affect compositions, rates and terms; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011 and in its other filings with the SEC.